Exhibit 99.1

THIS WARRANT AND THE WARRANT SHARES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH HEREIN, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

DATED [•], 2020

SUMMIT THERAPEUTICS INC.

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AND THE WARRANT SHARES ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN CLAUSES 2.8 AND 2.9 OF THIS WARRANT

SUMMIT THERAPEUTICS INC.

WARRANT TO PURCHASE COMMON STOCK

WARRANT NO. _______

NUMBER OF SHARES: _______

DATE: [•], 2020

WHEREAS, pursuant to that certain Warrant Instrument, dated as of December 6, 2019 (the “Warrant Instrument”), of Summit Therapeutics plc, a public limited company incorporated in England and Wales with registered number 05197494 (“Old Summit”), Old Summit granted 26,306,765 warrants, each for the subscription of one Ordinary Share in Old Summit on the terms and subject to the conditions set out in the Warrant Instrument (the “Old Warrants”);

WHEREAS, on September 18, 2020, pursuant to a scheme of arrangement under the laws of England and Wales, Old Summit became a direct wholly-owned subsidiary of the Company, whereupon the Company had substantially the same shareholders (with substantially the same proportionate shareholdings) as Old Summit immediately before the reorganization (the “Reorganization”);

WHEREAS, on September 4, 2020, in accordance with clause 2.11 of the Warrant Instrument, the Board of Directors of Old Summit (the “Old Summit Board”) decided that the Old Warrants would be exchanged automatically in consideration of the grant of new warrants which, in the opinion of the Old Summit Board, are equivalent to the Old Warrants, but relate to shares of common stock, par value $0.01 per share, in the Company (each a “Share” and collectively, the “Shares”), and therefore the Old Warrants will not become exercisable pursuant to clause 2 of the Warrant Instrument and will be exchanged automatically in accordance with such Old Summit Board determination; and

WHEREAS, as contemplated by clause 2.11 of the Warrant Instrument, in connection with the Reorganization, the Company wishes to grant to each person who is registered in the register of warrantholders maintained by Old Summit as a holder of Old Warrants (the “Warrantholders”) this Warrant to acquire Shares in the Company.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

“Board” means the board of directors of the Company from time to time or a duly authorized committee of that board;

“Business Day” means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York;

“Control” shall mean the holding of, directly or indirectly, more than 50 percent of the outstanding capital stock of a person, the power to direct the vote of more than 50 percent of the votes entitled to be cast at a meeting of the members or shareholders of a person, or the power to control the affairs of, or control the composition of a majority of the board of directors of a person and the terms “Controlled” and “Controlling” shall be construed accordingly;

“Equity Shares” means Shares and other capital stock of the Company of any class, whether now or hereafter authorised, which have the right to participate in the distributions and assets of the Company without limit as to the amount or percentage entitlement thereto, and which entitle the holder to vote (in person or by proxy) at meetings of the Company’s stockholders;

“Exercise Date” means the Business Day on which this Warrant is duly exercised in accordance with clause 2.1 by the satisfaction of all deliverables in accordance with clauses 2.5.1, 2.5.2 and 2.5.3;

“Exercise Price” means $1.58 per Warrant;

“Expiry Date” means December 24, 2029;

“Ordinary Share” or “Ordinary Shares” means ordinary share(s) of £0.01 each in the capital of Old Summit;

“Warrant Shares” means the Shares purchasable upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant;

1.2

References in this Warrant to clauses and the Exhibits shall be construed as references to the clauses in or to the Exhibits to this Warrant and any reference to a sub-clause shall be construed as a reference to the relevant sub-clause of the clause in which such reference appears.

1.3	Headings are inserted for convenience only and shall be ignored in construing this Warrant.

1.4

In this Warrant, unless otherwise specified, words in the singular shall include the plural and vice versa and any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organization, foundation and trust in each case whether or not having separate legal personality.

1.5

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.6

References in this Warrant to any Share being or to be issued, allotted or purchased upon or following the exercise of this Warrant includes the transfer to the Warrantholder by the Company of a Share that is held by the Company in treasury.

2.	THE WARRANT

2.1

The Company hereby grants to the Warrantholder, for good and valuable consideration, pursuant to the terms and conditions of this Warrant to Purchase Common Stock (the “Warrant”), the right to purchase (at the Warrantholder’s election), from the Company, a maximum of the number of Shares set forth on page 1 above (subject to any adjustment pursuant to clause 4), at the Exercise Price, on the terms and conditions set out in this Warrant.

2.2	The Warrant shall (to the extent then unexercised) lapse automatically and in full at 6:00 p.m. (Eastern Time) on the Expiry Date.

2.3	The number of Shares to be purchased pursuant to, and the Exercise Price of, this Warrant shall be subject to adjustment as provided in clause 4 below.

2.4

This Warrant may be exercised in whole or in part. Where this Warrant is exercised in part, it shall not lapse as to the balance of this Warrant (and the balance of this Warrant will be retained by the Warrantholder, and may be exercised in the future, subject to and in accordance with this Warrant).

2.5	The Company shall accept the exercise of a Warrantholder’s purchase rights provided that such Warrantholder:

2.5.1

delivers a written notice, in substantially the form attached hereto as Exhibit A, to the registered office of the Company from time to time (or such other address as the Company may designate by notice in writing to the Warrantholders) (the “Exercise Notice”);

2.5.2

if requesting that the Warrant Shares are to be issued in uncertificated form, provides such information as the Company or its transfer agent may request in connection therewith, including details of the account into which the Shares shall be credited; and

2.5.3	remits the aggregate Exercise Price therefor in cash by check or bank transfer of immediately available funds to the Company for the number of Shares to be acquired on exercise of this Warrant.

Once lodged in accordance with this clause 2.5, the Exercise Notice may not be revoked without the consent of the Company. Within ten Business Days of satisfaction of all of the requirements of clauses 2.5.1 to 2.5.3 (inclusive), the Company shall procure that the relevant Shares so purchased shall be issued to the relevant Warrantholder (the “Issue Date”). On the Issue Date the Warrantholder shall be entered into the register of the Company, and the Company shall procure, in so far as it is able, that the Warrant Shares shall be listed on the Nasdaq Global Market. Certificates representing the Warrant Shares so issued shall be delivered free of charge to the relevant Warrantholder promptly and in any event not later than ten Business days after the Issue Date, or, subject to clause 2.9 below, at the request of the relevant Warrantholder submitted to the Company pursuant to clause 2.5.2, the Warrant Shares shall be credited to the account of the Warrantholder on the Issue Date.

2.6

Shares allotted pursuant to the exercise of this Warrant will rank in full for all dividends and other distributions with a record date after the relevant Exercise Date, and pari passu in all other respects with the Shares outstanding at that date.

2.7

The Company may, at any time and in its sole discretion, elect to transfer a Share that is held by the Company in treasury in place of the issue or allotment of any Warrant Shares required to be issued or allotted to the Warrantholder on exercise of its purchase rights.

2.8	Each Warrantholder represents and warrants to the Company as follows:

2.8.1

The Warrantholder understands that this Warrant and the Warrant Shares obtainable upon exercise of this Warrant have not been registered for sale under U.S. federal or state securities laws and are being offered and sold to such Warrantholder pursuant to one or more exemptions from the registration requirements of such securities laws;

2.8.2

the Warrantholder acknowledges and agrees that this Warrant is equivalent to the Warrantholder’s Old Warrant and therefore such Old Warrant will not become exercisable pursuant to clause 2 of the Warrant Instrument and will be exchanged automatically in consideration of the grant of the Warrant.

2.9	The Warrant Shares and each certificate representing the Warrant Shares shall be imprinted with a legend in substantially the following form:

2.9.1

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state of the United States in reliance upon an exemption from registration under the U.S. Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the U.S. Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the U.S. Securities Act of 1933, as amended.”

2.9.2

If required by the authorities of any state of the United States in connection with the issuance or sale of the Warrant Shares to be issued on the exercise of this Warrant, the legend required by such state authority.

3.	COVENANTS IN RELATION TO WARRANT SHARES

3.1

The Company covenants to each Warrantholder that all Warrant Shares which shall be issued upon exercise of this Warrant shall, at the time of issue (assuming full payment of the Exercise Price thereof), be duly and validly issued, fully paid, and free from all liens, charges and any other encumbrance.

3.2

If and for so long as the Shares are admitted to trading on the Nasdaq Global Market, the Company shall apply to the Nasdaq Global Market for any Warrant Shares to be issued and allotted pursuant to the exercise of this Warrant to be listed on the Nasdaq Global Market.

4.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES

Subject to clause 4.1, in the event that there is any alteration, variation or modification of the capital stock of the Company by way of any recapitalization, rights issue, consolidation, sub-division, demerger, reduction of capital stock by the Company and/or any other event resulting in an adjustment in the capital stock of the Company which, in any case, in the opinion of the Board justifies an adjustment in the number of Shares subject to this Warrant and/or the Exercise Price payable under this Warrant in order to be consistent with, and is necessary to realize, the intent of this Warrant (such event being an “Adjustment Event”), the Company shall adjust the number of Shares to be issued upon exercise of this Warrant, and/or the Exercise Price of this Warrant, in each case in a manner which the Board deems to be fair and appropriate, and the Company shall give each Warrantholder notice of such adjustment. It is agreed that the objective of any adjustment as a result of the occurrence of an Adjustment Event shall be to ensure that a Share to be issued upon the exercise of this Warrant after the Adjustment Event will carry as nearly as possible the same entitlement to participate in the profits and assets of the Company as it would have had it been issued prior to the occurrence of the Adjustment Event.

4.1

Notwithstanding any other provision hereof, no adjustment to the Exercise Price of the Warrants or to the number of Shares to be issued upon the exercise of this Warrant will be made upon the issuance of or the grant or exercise of any rights to purchase securities, including, without limitation, convertible loan notes, warrants, options and rights to purchase Equity Shares:

4.1.1	which may be granted or exercised under any employee benefit plan of the Company to officers, directors, employees, consultants or other personnel; or

4.1.2	which may be granted or exercised under the long-term incentive plan adopted by the Company; or

4.1.3	for cash by way of rights or pursuant to an open offer or placement or otherwise by way of purchase at arm’s length terms; or

4.1.4	in consideration or part consideration for the acquisition by the Company of any other securities, or any assets or business.

4.2	Any adjustment to the Exercise Price shall be made to the nearest one cent, rounding down in the case of half a cent.

4.3

In accordance with Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, subject to certain exceptions which the Company does not understand to exist here, the exercise of a Warrant should normally not be a taxable event for the exercising Warrantholder, except with respect to cash, if any, received in lieu of a fractional share; provided, however, that an adjustment to the Exercise Price, or the failure to make such adjustments, may in certain marginal circumstances result in adverse tax consequences under the Code.

5.	OTHER PROVISIONS

5.1	So long as any purchase rights remain exercisable:

5.1.1	The Company shall keep available for issue sufficient unissued capital stock to satisfy in full all purchase rights remaining exercisable.

5.1.2

If at any time an offer is made to all holders of Shares (or all holders of Shares other than the offeror and/ or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the outstanding capital stock of the Company and the Company becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast in a vote at a meeting of the Company’s stockholders has or will become vested in the offeror and/or such persons or companies as aforesaid, the Company, subject to applicable law and the receipt by the Company of appropriate confidentiality undertakings as may be reasonably required by the Company, shall give notice to the Warrantholders of such offer within five Business Days of its becoming so aware, and each such holder shall be entitled, at any time within the period of ten Business Days immediately following the date of such notice, to exercise its purchase rights, and failing such exercise within such period such rights shall lapse upon the expiry of such period.

5.1.3

If an order is made or an effective resolution is passed for winding-up of the Company (except for the purpose of reconstruction, amalgamation or unitization), the Warrantholders shall (if, in such winding-up and on the basis that all purchase rights then unexercised had been exercised in full and the Exercise Price therefor had been received in full by the Company, there would be a surplus available for distribution amongst the holders of the Shares which, on such basis, would exceed in respect of each Share a sum equal to the Exercise Price) be treated as if immediately before the date of such order or resolution its purchase rights had been exercisable and had been exercised in full, and shall accordingly be entitled to share in the assets available in the liquidation pari passu with the holders of the Shares to which it would have become entitled by virtue of such purchase after deducting a sum per Share equal to the Exercise Price. Subject to the foregoing all Exercise Rights shall lapse on liquidation of the Company.

6.	MODIFICATION OF RIGHTS

The directors of the Company from time to time may make modifications to this Warrant of a minor or technical nature which in their reasonable opinion do not materially affect the interests of the Warrantholder, or are made to correct a manifest error, without the agreement of the Warrantholder.

7.	TRANSFER AND PURCHASE

7.1	The Company or its transfer agent shall maintain a register containing the name and address of the Warrantholder for the time being.

7.2

The Warrantholder may at any time assign or transfer some or all of the Warrants held by such Warrantholder. The terms and conditions of this Warrant and the purchase rights contained in this Warrant shall apply in respect of this Warrant notwithstanding any transfer of this Warrant.

7.3

Notice of any assignment or transfer of this Warrant shall be given in writing to the Company duly executed by the transferor and the transferee and stating the full name and address of the person to whom this Warrant has been transferred.

7.4	This Warrant may not be transferred otherwise than as permitted by clause 7.2 and any purported transfer otherwise than as permitted by clause 7.2 shall be void.

7.5

The Company may purchase this Warrant, or a portion thereof, by agreement with the Warrantholder holding this Warrant and the Warrant purchased by the Company will be cancelled and will not be available for re-issue.

8.	COMPULSORY EXERCISE

8.1

Notwithstanding any other provision of this Warrant, the Company may by written notice to the Warrantholder, require that the Warrantholder exercise some or all of its outstanding purchase rights, provided that:

8.1.1	such notice may not be given by the Company prior to December 24, 2022;

8.1.2	as at the date of notice the Shares are listed on the Nasdaq Global Market; and

8.1.3	as at the date of notice, the ten-day volume weighted average price of the Shares as reported on the Nasdaq Global Market represents a premium of at least 50 per cent to the Exercise Price.

8.2

Within five Business Days of receipt by the Warrantholder of the notice referred to in clause 8.1, the Warrantholder shall exercise such number of its purchase rights as are specified in the Exercise Notice of the Company in accordance with clause 2.5.

9.	GOVERNING LAW

This Warrant will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions.

10.	CONSENT TO JURISDICTION

The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Warrant except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter hereof may not be enforced in or by such court.

11.	WAIVER OF JURY TRIAL

Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant.

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Warrant to be executed as of the date first written above.

SUMMIT THERAPEUTICS INC.

By:
Name:
Title:

Accepted and agreed,

[WARRANTHOLDER]

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

1. The undersigned Warrantholder hereby exercises its right to purchase ___________ Shares of Summit Therapeutics Inc., a Delaware corporation, having its principal place of business at One Broadway, 14th Floor, Cambridge, Massachusetts 02142 (the “Company”) in accordance with the attached Warrant, and tenders payment of the aggregate Exercise Price for such shares as follows:

[ ]	Check in the amount of $________ payable to the order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

2. Please issue a certificate or certificates representing the Warrant Shares in the name specified below:

Warrantholder’s Name

(Address)

3. By its execution below and for the benefit of the Company, the Warrantholder hereby restates each of the representations and warranties in Clause 2.8 of this Warrant as of the date hereof.

WARRANTHOLDER:

By:
Name:
Title:
(Date):

1

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

1